Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated March 10, 2006 relating to the financial statements and financial statement schedule of GNC Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
July 7, 2006